Exhibit 4.11

YADKIN FINANCIAL CORPORATION
2013 Equity Incentive Plan

YADKIN FINANCIAL CORPORATION
RESTRICTED STOCK AWARD AGREEMENT

THIS AGREEMENT (the “Agreement”) is entered into as of this ___ day of _________, 2013, between Yadkin Financial Corporation, a North Carolina corporation (the “Company”), and ____________________ (the “Grantee”).

Background:

A.     On March 21, 2013, the Board of Directors of the Company adopted an incentive plan known as the “2013 Equity Incentive Plan” (the “Plan”), and recommended that the Plan be approved by the Company's shareholders;

B.    The Plan was approved and adopted by the Company's shareholders at the annual meeting of shareholders on May 23, 2013;

C.     The Committee of the Company's Board of Directors duly approved the grant of restricted shares of the Company's common stock, par value $1.00 per share (the “Common Stock”), to the Grantee on the terms described in this Agreement, and in consideration of the issuance of such restricted shares, the Grantee intends to remain in the employ of the Company.

    NOW, THEREFORE, as an employment incentive and to encourage stock ownership, and also in consideration of the premises and the mutual covenants contained herein, the Company and the Grantee agree as follows.

1.    RESTRICTED STOCK.

1.1    Grant of Restricted Stock.

(a) The Company hereby grants to the Grantee [________] shares of Common Stock (the “Restricted Stock”), subject to the restrictions described in Paragraph 1.2 of this Agreement. As the restrictions set forth in Paragraph 1.2 of this Agreement lapse in accordance with the terms of this Agreement as to all or a portion of the Restricted Stock, such shares shall no longer be considered Restricted Stock for purposes of this Agreement.

(b) The Company hereby directs that a stock certificate or certificates representing the shares of the Restricted Stock shall be registered in the name of and issued to the Grantee or that book entries shall be made with respect thereto. Such stock certificate or certificates or book entries shall be subject to such stop-transfer orders and other restrictions as the Company may deem necessary or advisable under applicable federal and state securities laws, and the Company may cause legends to be placed on any such certificate or certificates to make appropriate reference to such restrictions.

(c) The Company shall not be required to deliver any certificate for shares of Restricted Stock granted under this Plan until all of the following conditions have been fulfilled:

(i) the admission of such shares to listing on all stock exchanges on which the Common Stock is then listed (if required);

(ii) the completion of any registration or other qualification of such shares that the Company deems necessary or advisable under any federal or state law or under the rulings or regulations of the Securities and Exchange Commission or any other governmental regulatory body; and

(iii) the obtaining of any approval or other clearance from any federal or state governmental agency or body that the Company determines to be necessary or advisable.

1.2    Restrictions.

(a)     The Grantee shall have all rights and privileges of a shareholder as to the Restricted Stock, including the right to vote, except that, subject to Paragraph 1.3(b) hereof, the following restrictions shall apply:

(i) None of the Restricted Stock may be sold, transferred, assigned, pledged or otherwise encumbered or disposed of during the Restricted Period (as defined below) applicable to such shares, except pursuant to rules adopted by the Company (if any).

(ii) Unless this subparagraph 1.2(a)(ii) is crossed out and initialed and other substitute provisions are added and initialed in the blank space below, the right to dividends on the Restricted Stock shall be treated as follows. Except as otherwise provided in this Agreement or the Plan, the Grantee shall, during the Restricted Period, have all of the other rights of a shareholder with respect to outstanding shares of unvested Restricted Stock awarded to the Grantee including, but not limited to, the right to receive such cash dividends, if any, as may be declared on such shares from time to time, and the right to vote (in person or by proxy) such shares at any meeting of shareholders of the Company; provided, that any stock dividends declared or stock distributions issued with respect to unvested Restricted Stock shall be subject to the same terms and conditions and risks of forfeiture as the unvested Restricted Stock with respect to which such stock dividends or distributions are issued.

(b)    Any attempt to dispose of Restricted Stock in a manner contrary to the restrictions set forth in this Agreement shall be ineffective.

1.3    Restricted Period.

(a) Unless this subparagraph 1.3(a) is crossed out and initialed and other substitute provisions are added and initialed in the blank space on the following page, the restrictions set forth in Paragraph 1.2 shall apply to the shares of Restricted Stock as follows:

[Insert vesting/restriction provisions.]

Any date on which such restrictions lapse with respect to applicable shares of Restricted Stock being referred to in this Agreement as a “Restriction Termination Date,” with the period from issuance of the Restricted Stock to the Restriction Termination Date with respect to applicable shares of Restricted Stock being referred to in this Agreement as a “Restricted Period.” Any periods of leave without pay taken by the Grantee prior to an applicable Restriction Termination Date shall not be treated as credited service for purposes of vesting the stock, and the applicable Restricted Period shall be extended by the length of such periods of leave unless the Company, in its sole discretion, finds that a waiver of the extension would be in the best interests of the Company.

(b) Notwithstanding Paragraph 1.2, the Administrator may, in its sole discretion, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to the Restricted Stock.

(c) Nothing in this Agreement shall preclude the Grantee from exchanging any Restricted Stock for any other shares of Common Stock that are similarly restricted.

1.4    Forfeiture. If the Grantee's employment with the Company or any Subsidiary of the Company employing the Grantee on the date of this Agreement shall terminate for any reason during the Restricted Period with respect to applicable shares of Restricted Stock, all rights of the Grantee to the then remaining Restricted Stock (and, if applicable, any stock dividends or other stock distributions with respect to such Restricted Stock) shall terminate and be forfeited (except (i) as provided in Paragraph 1.3(b) or as otherwise determined by the Company pursuant to Paragraph 1.3(b), or (ii) if the Grantee is then employed by the Company or any Subsidiary of the Company, in which event this Agreement shall remain in effect).

1.5     Withholding. The Grantee may elect, no later than the date (the “withholding date”) as of which all or the applicable portion of the Restricted Stock vests (such that the value of such vested shares becomes includible in the gross income of the Grantee for Federal income tax purposes), to have the Company withhold vested whole shares of Common Stock deliverable upon vesting of the Restricted Stock to satisfy (in whole or in part) the amount, if any, that the Company or any Subsidiary is required to withhold for taxes with respect to such event; provided, however, that the amount of shares of

Common Stock so withheld shall have a Fair Market Value (as of the withholding date) that is not in excess of the amount determined by the Company to be equal to the applicable minimum statutorily required withholding tax payments. Any such election shall be irrevocable.

To the extent that the Grantee does not make such an election, or such election does not fully satisfy such minimum statutorily required withholding tax payments, then (x) the Company may withhold vested whole shares of Common Stock deliverable upon vesting of the Restricted Stock to satisfy (in whole or in part) the amount, if any, that the Company or any Subsidiary is required to withhold for taxes; provided, however, that the amount of shares of Common Stock so withheld shall have a Fair Market Value (as of the withholding date) that is not in excess of the amount determined by the Company to be equal to the applicable minimum statutorily required withholding tax payments, and (y) the Company shall have the right to deduct from any payment of any kind otherwise due to the Grantee up to an amount equal to any federal, state or local taxes of any kind required by law to be withheld in connection with the vesting of such shares of Restricted Stock (not to exceed the amount determined by the Company to be the applicable minimum statutorily required withholding tax payments). Upon request, the Grantee shall reimburse the Company for any taxes that the Company withholds that are not otherwise reimbursed as contemplated above in this Section 1.5.

1.6    2013 Equity Incentive Plan. The Grantee hereby agrees and acknowledges that the Restricted Stock and this Agreement shall be subject to the Plan, which is incorporated into this Agreement by reference in its entirety. To the extent the terms under this Agreement conflict with the terms of the Plan, the terms of the Plan shall control. Capitalized terms used but not otherwise defined in this Agreement have the meanings ascribed to them in the Plan.

2. NOTICES.

All notices or communications hereunder shall be in writing and addressed as follows:

To the Company:

    Yadkin Financial Corporation
    P.O. Box 7109
Statesville, North Carolina 28687
Attn: Chief Financial Officer

To the Grantee:

To the last known address of the Grantee as appearing in the Grantee's personnel records as maintained by the Company.

3. ASSIGNMENT.

This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Grantee and the assigns and successors of the Company, but neither this Agreement nor any rights hereunder shall be assignable or otherwise subject to hypothecation by the Grantee except as permitted in the Plan.

4. ENTIRE AGREEMENT; AMENDMENT; TERMINATION.

Except as provided in Section 1.6 with respect to the Plan, this Agreement represents the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior written or oral understandings and agreements. Subject to the provisions of the Plan, this Agreement may be amended or terminated at any time by written agreement of the parties to or as provided herein. Notwithstanding the previous sentence, the Administrator reserves the right to amend the terms of this Agreement as may be necessary or appropriate to avoid adverse tax consequences under Section 409A of the Code or to comply with any requirements under the Company's “clawback” policy regarding incentive compensation, or such “clawback” requirements under the Sarbanes-Oxley Act of 2002 or the Dodd-Frank Wall Street Reform and Consumer Protection Act.

5. GOVERNING LAW.

This Agreement and its validity, interpretation, performance and enforcement shall be governed by the substantive laws of the State of North Carolina without regard to any rules regarding conflict-of-law or choice-of-law.

6. NO RIGHT TO CONTINUED EMPLOYMENT; EFFECT ON OTHER PLANS.

This Agreement shall not, of itself, confer upon the Grantee any right with respect to continuance of employment by the Company, nor shall it interfere in any way with the right of the Company to terminate the Grantee's employment at any time. Income realized by the Grantee pursuant to this Agreement shall not be included in the Grantee's earnings for the purpose of any benefit plan of the entity in which the Grantee may be enrolled or for which the Grantee may become eligible unless otherwise specifically provided for in such plan.

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IN WITNESS HEREOF, the Company and the Grantee have duly executed this Agreement as of the date written on the first page of this Agreement.

YADKIN FINANCIAL CORPORATION

By: ________________________________
Name: ______________________________
Title: _______________________________

GRANTEE

                    Signature:_____________________________
Print Name:____________________________